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                                  EXHIBIT 99.1
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[TASTYKAKE BAKERY LOGO]                             NEWS RELEASE

--------------------------------------------------------------------------------

FOR:                                                FROM:
Tasty Baking Company                                Gregory FCA Communications
For More Information:                               For More Information:
David S. Marberger                                  Mary Borneman
Chief Financial Officer                             610-642-8253
215-221-8500                                        mary@gregoryfca.com

FOR IMMEDIATE RELEASE

               TASTY BAKING COMPANY REPORTS FIRST QUARTER RESULTS

Philadelphia, PA, April 29, 2003 - Tasty Baking Company (NYSE: TBC) today announced financial results for the first quarter ended March 29, 2003.

For the first quarter, the Company reported gross sales of $64.4 million, compared to $64.0 million in the same period last year. Net sales for the first quarter were $41.0 million, compared to $40.7 million in the same period last year. Net income and diluted net income per share for the first quarter were $0.5 million and $0.06, respectively, compared to $1.2 million and $0.15, respectively, in the same period last year.

Gross sales for the core route business were up 3% in the first quarter versus the same period last year. This favorable performance is primarily due to increased focus and investment in the core route geography. Non-route sales were down 6% in the first quarter, compared to the same period last year, driven by sales declines in the vending channel and the exit from unprofitable business in certain accounts on the west coast.

Cost of sales increased 8% in the first quarter, compared to the same period last year. This increase was driven by a 9% case volume increase in the first quarter, compared to the same period last year. Due to price declines and unfavorable product mix experienced in the first quarter, net sales increased only 1% versus the same period last year. This relationship between net sales and cost of sales resulted in a 4.4 percentage point decline in gross margin for the first quarter, compared to the same period last year. Operating expenses for the first quarter were down 2% versus the same period last year, primarily from the closing of the Company thrift stores in the second and fourth quarters of 2002. There were $0.2 million in restructure charge reversals in the first quarter 2003 due to favorable settlements of certain thrift store lease contracts.

Charles P. Pizzi, Tasty Baking Company President and Chief Executive Officer, said, "Tasty Baking Company has returned to profitability for the first quarter by earning net income of $0.06 per diluted share. Although this is on target with our first quarter guidance, we are far from satisfied with these earnings and sales results. We are encouraged by the 3% increase in our core route sales, as we have significantly increased our focus in this area. This increase in core route sales is the best quarterly increase since the second quarter of 2001. We have invested in
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infrastructure and substantially enhanced communications with our independent owner/operators. The sales improvements are starting to reflect these efforts."

David S. Marberger, Tasty Baking Company Senior Vice President and Chief Financial Officer, said, "The decline in first quarter net income reflects the continued gross margin erosion that the Company experienced in 2002. Stopping this gross margin decline is a top priority for the Company. In the second quarter, we will begin our strategy of more balanced advertising and promotional spending, and we will kickoff a comprehensive productivity program across the Company. We believe these actions will begin to increase gross margins in the second half of 2003."

Marberger added, "Although net income is down for the first quarter, our focus on managing working capital has enabled the Company to reduce total debt by $4 million compared to the same period a year ago."

Pizzi concluded, "On April 4, 2003, we outlined the Tasty Baking Company Transformation Plan, which is built on the foundation of our people. We highlighted five pillars of strategic focus in this plan, which are to build brand equity, deliver product innovation, grow core routes, enter new markets, and drive operational excellence.

"Although we are in the early stages, the entire organization is executing against this Plan. Our new media program supporting the launch of our improved single serve pies with 20% more fruit is on track for early June. Our core route sales are beginning to respond to the increased management focus and investment, and the productivity improvement program throughout the organization is starting in the second quarter."

Tasty Baking Company, (NYSE:TBC), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, PA. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States online or by calling 1-800-33-TASTY.

                                      # # #

Except for historical information contained herein, the matters discussed are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties which could cause actual results to differ materially. There are a number of factors that may cause actual results to differ from these forward-looking statements, including the success of marketing and sales strategies and new product development, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission from time to time. Please refer to these documents for a more thorough description of these and other risk factors.
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                      TASTY BAKING COMPANY AND SUBSIDIARIES
                  CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                                   (UNAUDITED)
                       (000'S, EXCEPT PER SHARE AMOUNTS)

                                                           13 WEEKS ENDED
                                                     -------------------------
                                                     3/29/2003       3/30/2002
                                                     ---------       ---------
Gross sales                                          $ 64,372         $ 64,039
Less discounts and allowances                         (23,388)         (23,380)
                                                     --------         --------
Net sales                                              40,984           40,659
                                                     --------         --------

Cost of sales                                          27,984           25,954
Depreciation                                            1,739            1,735
Operating expenses                                     10,788           10,984
Restructure charge reversal                              (219)              --
Interest expense and other (income), net                  (51)              88
                                                     --------         --------

                                                       40,241           38,761
                                                     --------         --------

Income before provision for income taxes                  743            1,898
Provision for income taxes                               (261)            (693)
                                                     --------         --------


Net income                                           $    482         $  1,205
                                                     ========         ========


Average number of shares outstanding: Basic             8,099            8,050
                                      Diluted           8,099            8,188
PER SHARE OF COMMON STOCK:

Net income : Basic                                   $   0.06         $   0.15
                                                     ========         ========
             Diluted                                 $   0.06         $   0.15
                                                     ========         ========
Cash Dividend                                        $   0.05         $   0.12
                                                     ========         ========

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                      TASTY BAKING COMPANY AND SUBSIDIARIES
                    CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                                   (UNAUDITED)
                                     (000'S)

                                                        3/29/2003      3/30/2002
                                                        ---------      ---------
Current Assets                                          $ 37,576        $ 35,093
Property, Plant, and Equipment, Net                       57,245          59,389
Other Assets                                              22,019          21,366
                                                        --------        --------

      Total Assets                                      $116,840        $115,848
                                                        ========        ========

Current Liabilities                                     $ 19,320        $ 16,116
Long Term Debt                                            12,431          14,563
Accrued Pension and Other Liabilities                     19,561          11,720
Non Pension Postretirement Benefits                       17,872          18,072
Shareholders' Equity                                      47,656          55,377
                                                        --------        --------

      Total Liabilities and Shareholders' Equity        $116,840        $115,848
                                                        ========        ========

      Total Debt                                        $ 15,804        $ 19,884
                                                        ========        ========